Filed pursuant to

Rule 424(b)(3)

333-208664

METLIFE INSURANCE COMPANY USA

MetLife Shield Level SelectorSM Annuity

MetLife Shield Level SelectorSM 3-Year Annuity

Supplement dated March 6, 2017 to the prospectuses for the annuity contracts listed above

The following information supplements, and to the extent inconsistent therewith, replaces the information in the prospectuses, as supplemented, for the annuity contracts listed above. Please retain this supplement for future reference.

1. Name Changes

Effective March 6, 2017, your prospectus is updated to reflect the following name changes, as applicable.

Former Name	New Name
MetLife Insurance Company USA (MetLife USA)	Brighthouse Life Insurance Company (BLIC)
MICC Separate Account SA	Brighthouse Separate Account SA
MetLife Shield Level SelectorSM Annuity	Brighthouse Shield Level SelectorSM Annuity
MetLife Shield Level SelectorSM 3-Year Annuity	Brighthouse Shield Level SelectorSM 3-Year Annuity

Please note that certain forms and communications may temporarily continue to refer to the former names until such documents can be revised.

2. Principal Underwriter

Effective March 6, 2017, Brighthouse Life Insurance Company entered into a new Principal Underwriting and Distribution Agreement with Brighthouse Securities, LLC. Effective March 6, 2017, all references in your prospectus to MetLife Investors Distribution Company (“MLIDC”) or Distributor refer to Brighthouse Securities, LLC.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE

Book 145S

SUPP-SLSBHF-0317